Exhibit 10.10

EMPLOYMENT AGREEMENT

          This Employment Agreement (this “Agreement”) is entered into as of October 4, 2005 by and between Allan A. Villegas (“Executive”) and Mobile Storage Group, Inc., a Delaware corporation (“Company”).

          WHEREAS, Company and Executive desire that Executive serve as the Chief Financial Officer of Company for the term and upon the other conditions hereinafter set forth.

          NOW, THEREFORE, in consideration of the agreements and covenants contained herein, Executive and Company hereby agree as follows:

ARTICLE 1
Employment

          Section 1.1. Position; Term; Condition Precedent; Responsibilities. Company shall employ Executive as its Chief Financial Officer based in Burbank, California for a term commencing on the date Executive commences work for Company which shall be no later than November 7, 2005 (the “Commencement Date”) and ending on the date this Agreement is terminated pursuant to Article 3. The term of employment as prescribed in this Section 1.1 is hereinafter called the “Employment Period”. Subject to the powers, authorities and responsibilities vested in the Board of Directors (“Board”) of Company and in duly constituted committees of Board under the Delaware General Corporations Law and Company’s Certificate of Incorporation and Bylaws, Executive shall have the responsibilities assigned to him by the President and Chief Executive Officer of Company, including the execution of the business plans, and shall report to the President and Chief Executive Officer of Company. Executive shall also perform such other executive and administrative duties as the Executive may reasonably be expected to be capable of performing on behalf of Company and its subsidiaries, as may from time to time be authorized or requested by the President and Chief Executive Officer. Executive agrees to be employed by Company in all such capacities for the Employment Period, subject to all the covenants and conditions hereinafter set forth.

          Section 1.2. Faithful Performance. During the Employment Period, Executive shall perform faithfully the duties assigned to him hereunder to the best of his abilities and devote substantially all of his business time and attention to the transaction of the business of Company and its subsidiaries and not engage in any other business activities except with the approval of the Board. Executive covenants, warrants and represents to Company that he shall: (i) devote his best efforts to the fulfillment of his employment obligations; (ii) exercise the highest degree of loyalty and the highest ethical standards of conduct in the performance of his duties; and (iii) do nothing which Executive knows or should know will harm, in any way, the business or reputation of Company or any of its subsidiaries.

ARTICLE 2
Compensation

          Section 2.1. Basic Compensation. As compensation for his services hereunder, Company shall pay to Executive during the Employment Period an annual salary of $200,000 (the “Base Salary”), payable in installments in accordance with Company’s normal payment schedule for senior management of Company and subject to payroll deductions as may be necessary or customary in respect of Company’s salaried employees. Executive’s annual salary in effect from time to time under this Section 2.1 is hereinafter called his “Basic Compensation”. Such Basic Compensation shall be determined on a pro rata basis for any period described in Article 3 which is not equal to one year.

          Section 2.2. Discretionary Incentive Compensation; Commencement Bonus. For 2005 Executive shall participate in the Company Executive Bonus Plan under which Executive shall be eligible for a bonus equal to up to 50% of Base Salary pro-rated based on the number of days in the Employment Period during 2005 and based upon the achievement of certain targeted financial results and operational and strategic objectives as determined by the Compensation Committee as part of the 2005 annual budget. Such targets and objectives shall be established in Company’s annual budget process, and any discretionary bonus payable hereunder shall be payable within 30 days after finalization of Company’s audited financial statements for the immediately preceding fiscal year, subject to final Board approval. Any discretionary bonus paid to Executive hereunder shall be referred to herein as a “Discretionary Bonus.” The Company shall pay Executive a bonus of $7,000 upon the completion by Executive of the first day of work during the Employment Period.

          Section 2.3. Stock Options; Stockholders Agreement. Executive shall be eligible to receive options to acquire shares of common stock pursuant to the Mobile Services Group 2005 Stock Incentive Plan (the “Plan”), based upon and subject to the discretion of Board. Subject to the fiduciary duties of Company’s Board under applicable law as advised by counsel, Board (or its Executive or Compensation Committee, if any) shall adopt a stock option agreement setting forth the terms of any options granted and the grant shall be subject to the execution by Executive and Company of such agreement. Executive shall execute and agree to abide by the terms of the Company’s Stockholders Agreement.

          Section 2.4. Other Employee Benefits. The Executive shall be entitled to participate in all employee benefit plans, including group health care plans, disability plans and life insurance plans of Company, to take up to three weeks of time off for vacation in addition to the standard number of days for illness and personal reasons under Company policy and to receive all such fringe benefits (including 401(k) savings plan) as are from time to time made generally available to the senior management of Company. During the Employment Period, Company shall reimburse Executive up to $450 per month for the costs incurred to lease, insure, maintain and purchase fuel for a vehicle for use by Executive. Company shall pay all costs of the participation of Executive and the immediately family of Executive in the group health care plan and dental plan of Company, except for payment of co-payments and deductibles which shall be paid by Executive. Until the earlier of (i) 90 days after the date of this Agreement or (ii) the date that Executive and the immediate family of Executive first become eligible for participation in the health benefit plan of Company, Company shall pay the cost of such benefits as may be required to be provided to Executive and the immediate family of Executive by American Reprographics Company under the Comprehensive Omnibus Budget Reconciliation Act.

          Section 2.5. Expense Reimbursements. Company shall reimburse Executive for all proper expenses reasonably incurred by him in the performance of his duties hereunder in accordance with the policies and procedures established by Board.

ARTICLE 3
Termination of Employment

          Section 3.1. Events of Termination.

          (a) In the event during the Employment Period there should occur any of the following (as determined by the Board): (i) the “Disability” (as hereinafter defined) of the Executive, (ii) “Cause” (as hereinafter defined) of the Executive or (iii) the breach by Executive of the terms of Article 4 of this Agreement, Board may elect to terminate the rights and obligations of the parties hereunder by written notice to Executive, except as otherwise provided in this Section 3.1. In the event Board exercises its election to terminate Executive pursuant to this Section 3.1, the Employment Period shall terminate effective with such notice, and Executive shall be entitled to receive any accrued but unpaid amounts under Section 2.1 and any incurred but unreimbursed expenses under Section 2.5, in each case through the effective date of such termination, less standard withholdings for tax and social security purposes. Except as set forth in Section 3.1(b) and as otherwise required under any applicable benefit plan or statute, the Executive shall not be entitled to receive any other amount under this Agreement.

          (b) In the case of (i) termination of this Agreement pursuant to Section 3.l(a)(i), (ii) termination of this Agreement without Cause or (iii) termination pursuant to Section 3.3 for “Good Reason”, the Executive shall be entitled to: (A) participate in the insurance benefits described in Section 2.4 for a period of twelve months from the date of the termination of this Agreement (the “Termination Date”); provided, however, that Executive’s right to participate in insurance benefits shall terminate in the event Executive obtains new employment and has the ability to obtain comparable insurance benefits through such new employment and (B) receive compensation equal to the Basic Compensation, as determined pursuant to Section 2.1, for a period of twelve months after the Termination Date. In each case such amounts shall be payable in accordance with Company’s payroll procedures for senior management and as if Executive’s employment had continued for such period.

          Section 3.2. Death. In the event of the death of Executive during the Employment Period, this Agreement shall be deemed immediately terminated and his Designated Successors shall be entitled to: (A) receive any accrued and unpaid compensation under Section 2.1, (B) receive reimbursement for any unreimbursed expenses under Section 2.5, and (C) receive the Discretionary Bonus, if any, as determined pursuant to Section 2.2, provided that the amount of such Discretionary Bonus shall be prorated to the date of termination, in each case less standard withholdings for tax and social security purposes. In each case, such amounts shall be payable in accordance with Company’s payroll procedures for senior management and as if Executive’s employment had continued for such period. In addition, family members of Executive who were participating in any of the insurance benefits described in Section 2.4 on the date of the termination of this Agreement shall continue to participate in such insurance benefits for a period commencing as of the termination of this Agreement and ending twelve months from the termination of this Agreement.

          Section 3.3. Voluntary Termination by Employee. If Executive chooses to terminate his employment with Company, Executive shall provide written notice to such effect to the Company’s Board, in which case the Employment Period shall terminate effective with such notice, and Executive shall be entitled to receive any accrued but unpaid amounts under Section 2.1 and any incurred but unreimbursed expenses under Section 2.5 less standard withholdings for tax and social security purposes, in each case through the effective date of such termination and, except as required under my applicable benefit plan or statute, Executive shall not be entitled to receive any other amount under this Agreement. A termination by Executive of his employment with Company will be considered to be for “Good Reason” if it follows, within a reasonable period of time thereafter, (x) a material breach of Company’s obligations under this Agreement, or (y) the President and Chief Executive Officer determines in his reasonable discretion that Executive terminated such employment for “Good Reason” under the circumstances then prevailing.

          Section 3.4. Definitions of Certain Terms.

          (a) “Cause” used in connection with the termination of employment of Executive shall mean a termination due to a finding by Board in good faith that such Executive has (i) failed to substantially perform Executive’s duties (as reasonably imposed by the Company) (other than failure resulting from Executive’s Disability), persisting for a reasonable period following the delivery to Executive of written notice specifying the details of any alleged failure to perform; (ii) violated or failed to comply in any material respect with the Company’s published rules, regulations or policies, as currently in effect or as may be adopted from time to time; (iii) breached this Agreement in any material respect; (iv) been charged or indicted for any felony offense or a misdemeanor offense involving fraud, theft or dishonesty at any time; or (v) been incarcerated during the term of this Agreement.

          (b) “Designated Successors” shall mean such person or persons or the executors, administrators or other legal representatives of such person or persons (and in such order of priority) as Executive may have designated in a written instrument filed with the Secretary of Company.

          (c) “Disability” shall mean the inability of Executive to substantially render to Company the services required by Company under this Agreement for more than 60 days out of any consecutive 120 day period because of mental or physical illness or incapacity, as determined in good faith by Board. The date of such Disability shall be on the last day of such 60-day period. Disability shall also mean the development of any illness which is likely to result in either death or Disability, as determined in good faith by Board.

ARTICLE 4
Non-Competition; Confidential Information

          Section 4.1 Non-Competition.

                    (a) From the date hereof until the termination of the Employment Period (subject to extension as set forth below, the “Non-Competition Period”), Executive:

                               (i) shall not engage, directly or indirectly, in any activities whether as employer, proprietor, partner, stockholder (other than the holder of less than 5% of the stock of a corporation, the securities of which are traded on a national securities exchange or in the over-the-counter market), director, officer, employee or otherwise, in competition within the United States, England and Canada with Company or any of its affiliates;

                               (ii) shall not solicit, directly or indirectly, any person who is a customer or supplier of Company, any of its affiliates or Windward Capital Partners II, L.P., Windward Capital II, LP, LLC, Windward/MSG Co-Invest, LLC and Windward Acquisition/MS, LLC (collectively, “Windward”) for the purpose of acquiring, marketing, leasing or selling mobile or fixed storage containers, storage trailers or mobile offices (the “Company Business”); and

                               (iii) shall not induce or actively attempt to persuade any employee of Company, any of its affiliates or Windward to terminate his employment relationship in order to enter into any competitive employment.

          (b) Except as required by law, Executive shall not, at any time during the Non-Competition Period or thereafter, make use of any confidential information of Company, Windward or any of their respective affiliates, nor divulge any trade secrets or proprietary or confidential information of Company, Windward or any of their respective affiliates (including, without limitation, information relating to customers, suppliers, contracts, business plans and developments, discoveries, processes, products, systems, know-how, books and records), except to the extent that such information becomes a matter of public record (other than as a result of disclosure by Executive), is published in a newspaper, magazine or other periodical available to the general public or as Windward may so authorize in writing. When Executive shall cease to be employed by Company, Executive shall surrender to Company or Windward all records and other documents obtained by him or entrusted to him during the course of his employment hereunder (together with all copies thereof) which pertain to the business of Company or Windward or which were paid for by Company other than the Executive’s counterparts of this Agreement and employment-related documents referred to herein.

          (c) The covenants contained in clauses (i) and (ii) of Section 4.l(a) shall apply within all territories in which Company is actively engaged in the conduct of business during the Non-Competition Period.

          (e) It is the desire and intent of the parties that the provisions of Sections 4.1(a) and 4.l(b) shall be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of Sections 4.l(a) or 4.1(b) shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. In addition, should any court determine that the provisions of Sections 4.l(a) or 4.1(b) shall be unenforceable with respect to scope, duration or geographic area, such court shall be empowered to substitute, to the extent enforceable, provisions similar hereto or other provisions so as to provide to Company and Windward, to the fullest extent permitted by applicable law, the benefits intended by Sections 4.1(a) and 4.1(b).

          (f) The covenants contained in Section 4.l(b) shall survive the conclusion of Executive’s employment by the Company and/or his service as an officer of Company.

          (g) If, at any time, the Executive sells or transfers any securities of Company to Company or to any then-current stockholder of Company, a subsequent Non-Competition Period shall begin on the effective date of any such sale or transfer and expire on the first anniversary of such effective date; provided, however, that such subsequent Non-Competition Periods shall not extend beyond the tenth (10th) anniversary of the date hereof. Each and every provision of this Agreement applicable to Executive and Company during the original Non-Competition Period shall apply with equal force and effect to Executive and Company during such subsequent Non-Competition Period and any reference in this Agreement to the “Non-Competition Period” shall be deemed to include such subsequent Non-Competition Period.

          (h) In the event Executive violates any provision of this Agreement, the running of the time period of such provisions so violated shall be automatically suspended upon the date of such violation and shall resume on the date such violation ceases and all appeals, if any, are resolved.

          (i) Executive acknowledges and agrees that the covenants, obligations and agreements of Executive contained herein relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause Company and its successors irreparable injury for which adequate remedies are not available at law. In the event of a breach or threatened breach by Executive of any provision of this Agreement, Company and its successors, without proving actual damages, shall be entitled to an injunction (without the requirement to post bond) restraining Executive from (a) soliciting or interfering with employees, consultants, independent contractors, customers or suppliers of Company, its affiliates or their respective successors, (b) disclosing, in whole or in part, the private, secret and confidential information described herein, or from rendering any services to any person, firm, corporation, association or other entity to whom such information has been disclosed, or is threatened to be disclosed, (c) engaging, participating or otherwise being connected with any arrangement in competition with Company’s Business described in Section 4.1 or (d) otherwise violating the provisions of this Agreement. Nothing herein contained shall be construed as prohibiting Company or its successors from pursuing any other remedies available to it or them for such breach or threatened breach, including, without limitation, the recovery of damages from Executive.

          (j) Executive acknowledges and agrees that he has and will have a prominent rule in the management, and the development of the goodwill, of Company and its affiliates and has and will establish and develop relations and contacts with the principal customers and suppliers of Company and its affiliates in the United States and the rest of the world, if any, all of which constitute valuable goodwill of, and could be used by Executive to compete unfairly with, Company and its affiliates and that (i) Executive has obtained confidential and proprietary information and trade secrets concerning the business and operations of Company and its affiliates in the United States and the rest of the world that could be used to compete unfairly with Company and its affiliates, (ii) the covenants and restrictions contained herein are intended to protect the legitimate interests of Company and its affiliates in their respective goodwill, trade secrets and other confidential and proprietary information, and (iii) Executive desires to be bound by such covenants and restrictions.

          (k) Executive represents that his economic means and circumstances are such that the provisions of this Agreement, including the restrictive covenants herein, will not prevent him from providing for himself and his family on a basis satisfactory to him and them.

          (l) If Executive raises any question as to the enforceability of any part or terms of this Agreement, including, without limitation, the restrictive covenants contained herein, Executive agrees that he will comply fully with this Agreement unless and until the entry of an award to the contrary.

ARTICLE 5
Miscellaneous

          Section 5.1. Notices. Any notice or request required or permitted to be given hereunder shall be sufficient if in writing and delivered personally or sent by registered or certified mail, return receipt requested, as follows: if to Executive, to his address as set forth in the records of Company, and if to Company, to Company’s address hereinabove set forth, or to any other address designated by either party by notice similarly given. Such notice shall be deemed to have been given upon the personal delivery or such mailing thereof, as the case may be.

          Section 5.2. Authority: No Conflict. Executive represents and warrants to Company that he has full right and authority to execute and deliver this Agreement and to comply with the terms and provisions hereof and that the execution and delivery of this Agreement and compliance with the terms and provisions hereof by Executive will not conflict with or result in a breach of the terms, conditions or provisions of any agreement, restriction or obligation by which Executive is bound.

          Section 5.3. Assignment and Succession. The rights and obligations of Company under this Agreement shall inure to the benefit of and be binding upon its respective successors and assigns, and Executive’s rights and obligations hereunder shall inure to the benefit of and be binding upon his Designated Successors. Executive may not assign any obligations or responsibilities he has under this Agreement.

          Section 5.4. Headings. The Article, Section, paragraph and subparagraph headings are for convenience of reference only and shall not define or limit the provisions hereof.

          Section 5.5. Tax Withholding. Company may withhold from any amounts payable under this Agreement, including, without limitation, any Discretionary Bonus paid hereunder, all federal, state, city or other taxes as may be required pursuant to my law, regulation or ruling.

          Section 5.6. Applicable Law. This Agreement shall at all times be governed by and construed, interpreted and enforced in accordance with the internal laws (as opposed to conflict of laws provisions) of the State of California.

          Section 5.7. Waiver. No waiver of any right or remedy of either party hereto under this Agreement shall be effective unless in a writing, specifying such waiver, executed by such party. A waiver by either party hereto of any of its rights or remedies under this Agreement on any occasion shall not be a bar to the exercise of the same right or remedy on any subsequent occasion or of any other right or remedy at any time.

          Section 5.8. Amendment or Modification. This Agreement may be amended, altered, or modified only by a writing, specifying such amendment, alteration or modification, executed by all of the parties.

          Section 5.9. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

          Section 5.10. Entire Agreement. This Agreement constitutes the entire Agreement between the parties regarding the subject matter hereof, and supersedes all prior or contemporaneous negotiations, understandings or agreements of the parties, whether written or oral, with respect to such subject matter.

          IN WITNESS WHEREOF, Company has caused this Agreement to be executed by its respective duly authorized officer and Executive has executed this Agreement as of the day and year first above written.

EXECUTIVE

Allan A. Villegas

COMPANY

MOBILE STORAGE GROUP, INC., a Delaware corporation

By:
Name: Douglas A. Waugaman
Title: President & Chief Executive Officer